Exhibit(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 62 to the registration statement on Form N-1A ("Registration Statement") of our report dated April 26, 2004 to the financial statements and financial highlights which appear in the February 29, 2004 Annual Report to Shareholders of Scudder Select 500 Fund (constituting part of the Value Equity Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 25, 2004